ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20080433121-14 Filing Date and Time 06/27/2008 3:54 PM Entity Number E0421442008-3

Articles of Incorporation

(PURSUANT TO NRS 78)

ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY - DO NOT HIGHLIGHT

1. Name of Corporation:	USD ENERGY CORP.
2. Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	PAUL WILLSON Name 918 E. Sahara Ave — Las Vegas (City) — Nevada 89109 (Zip Code) (MANDATORY) Physical Street Address (OPTIONAL) Mailing Address — City — State — Zip Code
3. Shares: (number of shares corporation is authorized to issue)	Number of shares with par value: 100,000,000 — Par value per share: $ .001 — Number of shares without par value:
4. Names & Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than 3 directors/trustees)	1. Trisha Malone Name 3328 Granada Ave., — San Diego (City) — CA (State) 92104 (Zip Code) Street Address 2. Name Street Address — City — State — Zip Code 3. Name Street Address — City — State — Zip Code
5. Purpose: (optional - see instructions)	The purpose of this Corporation shall be: any lawful purpose
6. Name, Address and Signature of Incorporator: (attach additional page if more than 1 incorporator)	Kenneth Eade Name — X [signature] Signature 190 N Canon Drive suite 420 — Beverly Hills (City) — CA (State) 90210 (Zip Code) Address
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. X [signature] Authorized Signature of R. A. or On Behalf of R. A. Company — Date 6/24/08

This form must be accompanied by appropriate fees.